As filed with the Securities and Exchange Commission on July 29, 2009

Registration No. 333-135838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 on Form S-1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRIMUS TELECOMMUNICATIONS

GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	54-1708481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

PRIMUS TELECOMMUNICATIONS

HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0346064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7901 Jones Branch Drive

McLean, VA 22102

(Address Of Principal Executive Offices)

K. Paul Singh

President and Chief Executive Officer

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive

McLean, Virginia 22102

Telephone: (703) 902-2800

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Casey T. Fleck, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, CA 90071

Telephone: (213) 687-5341

Facsimile: (213) 687-5600

Approximate date of commencement of proposed sale to the public: Not applicable. Deregistration of unsold securities.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional class of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b–2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Securities

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”) is filed by Primus Telecommunications Group, Incorporated (the “Company”) and Primus Telecommunications Holding, Inc. (“Holding”) and amends the registration statement on Form S-3 (File No. 333-135838) initially filed with the Securities and Exchange Commission on July 18, 2006 (as amended to the date hereof, the “Registration Statement”) registering the offer and sale by the selling securityholders named therein of $56,323,000 aggregate principal amount of Holding’s 5% Exchangeable Senior Notes due 2009 (the “Senior Notes”) and the shares of the Company’s common stock, $0.01 par value per share (the “Old Common Stock”), issuable in respect of the Senior Notes (collectively, the “Securities”).

As previously disclosed, on March 16, 2009, the Company and three of its subsidiaries (including Holding) each filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”). On June 12, 2009, the Bankruptcy Court entered an order confirming the Joint Plan of Reorganization of Primus Telecommunications Group, Incorporated and its Affiliate Debtors (the “Plan”). On July 1, 2009 (the “Effective Date”), the Company and its affiliate debtors consummated their reorganization under the Bankruptcy Code and the Plan became effective. Pursuant to the Plan, the Old Common Stock and the Senior Notes were cancelled as of the Effective Date. Accordingly, the Company and Holding are filing this Post-Effective Amendment to deregister all Securities included in the Registration Statement that were not previously offered or sold by the selling securityholders.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on July 27, 2009.

Primus Telecommunications Group, Incorporated

By:	/s/ Thomas R. Kloster
Name:	Thomas R. Kloster
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatory	Title	Date

/s/ K. Paul Singh	President, Chief Executive Officer and Director (Chairman)	July 27, 2009
K. Paul Singh

/s/ John F. DePodesta	Executive Vice President, Secretary, Chief Legal Officer, Chief Corporate Development Officer and Director	July 27, 2009
John F. DePodesta

/s/ Thomas R. Kloster	Chief Financial Officer and Assistant Secretary	July 27, 2009
Thomas R. Kloster

/s/ Peter D. Aquino	Director	July 27, 2009
Peter D. Aquino

/s/ Neil S. Subin	Director	July 27, 2009
Neil S. Subin

/s/ John B. Spirtos	Director	July 27, 2009
John B. Spirtos

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on July 27, 2009.

Primus Telecommunications Holding, Inc.

By:	/s/ Thomas R. Kloster
Name:	Thomas R. Kloster
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatory	Title	Date

/s/ K. Paul Singh	President and Director	July 27, 2009
K. Paul Singh

/s/ John F. DePodesta	Executive Vice President, Secretary and Director	July 27, 2009
John F. DePodesta

/s/ Thomas R. Kloster	Chief Financial Officer, Assistant Secretary and Director	July 27, 2009
Thomas R. Kloster